UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC  20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported) March 5, 2007


                   URANIUM HUNTER CORPORATION
     (Exact name of registrant as specified in its charter)

                Commission file number 000-51700


Nevada                                                            N/A
(State or other jurisdiction                         (I.R.S. Employer
of incorporation)                                 Identification No.)

First Canadian Place
100 King Street West, Suite 5700
Toronto, Ontario, Canada                                      M5X 1K7
(Address of principal                                      (Zip Code)
executive offices)


Registrant's telephone number, including area code: (416) 915-3199

70 East Beaver Creek, Unit 30, Richmond Hill, Ontario, Canada L4B 3B2
  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of
          Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

      Effective March 5, 2007, the Board of Directors of Uranium Hunter Corporation (the "Company") appointed Rakesh Malhotra C.A, C.P.A as the Company's Chief Financial Officer. Mr. Malhotra is a United States certified public accountant and a Canadian chartered accountant with considerable finance and accounting experience. Mr. Malhotra graduated with a Bachelor of Commerce (Honours) from the University of Delhi (India) and worked for a large accounting firm A.F Ferguson & Co. (Indian correspondent for KPMG) and obtained his CA designation in India. Having practiced as an accountant for over 10 years in New Delhi, he moved to the Middle East and worked for 5 years with the highly successful International Bahwan Group of Companies in a senior finance position. Mr. Malhotra is a CPA (Illinois) and also holds a Canadian CA designation. He worked as a Chartered Accountant with a mid-sized Chartered Accounting firm in Toronto doing audits of Public Companies and has worked for over four years as vice president of finance for a private group of service companies in Toronto. Mr. Malhotra has more than 20 years of experience in accounting and finance. He has substantial experience with consolidations, treasury management and financial statement audit. He is also a certified Masters by Oracle for Oracle Financials (ERP). Mr. Malhotra serves as CFO for various other Canadian and US listed companies. Mr. Malhotra is 50 years old.

     The Company has entered into a two year consulting agreement with Mr. Malhotra which may be terminated by either party on 30 days written notice. Pursuant to such agreement, Mr. Malhotra shall be paid for such services on a monthly basis. There are no family relationships between Mr. Malhotra and the Company's directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers. Other than with respect to the consulting agreement with Mr. Malhotra, since the beginning of the Company's last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company were or will be a party: (i) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company's total assets at year-end for the last three completed fiscal years; and
(ii) in which Mr. Malhotra had or will have a direct or indirect material interest.

Appointment of New Directors

      Effective  March  5, 2007, the Board of  Directors  of  the
Company  appointed  Howard  S.  Barth  and  Ghaith  Qamheiah   as
directors of the Company. As a result, the Board of Directors now consists of three members.

      Howard Barth graduated with a B.A. in Geography at York University, in Toronto, Ontario. He continued his studies at York University through the Schulich School of Business and graduated with a Masters degree in Business Administration in 1976. Upon graduation Mr. Barth worked for William Eisenburg & Company (now PricewaterhouseCoopers), a large Toronto accounting firm and attained his C.A. designation. After spending the next few years working with different firms in the Greater Toronto area, Mr. Barth started his own accounting practice in 1984 and subsequently expanded his firm by adding two partners. In his 25 years of public practice Mr. Barth has had direct involvement in a number of industries and is familiar with all aspects of accounting for small to medium sized businesses. His diverse clientele includes businesses in the construction, retail, manufacturing, and restaurant sectors. Since 1979 Mr. Barth has been a member of the Canadian Institute of Chartered Accountants and the Ontario Institute of Chartered Accountants. He is currently a director of Yukon Gold Corporation, Inc. Mr. Barth is 54 years old.

     Mr. Ghaith Qamheiah is a Professional Engineer registered in the Province of Ontario. Mr. Qamheiah earned his Bachelor of Engineering (B.Eng.) degree in Chemical Engineering from McMaster University in Hamilton, Ontario. Mr. Qamheiah has gained several years of practical experience in Canada and abroad in the field of engineering consulting, working specifically with Ontario Power Generation, Bruce Power, Atomic Energy of Canada, and Canadian Nuclear Safety Commission. Over the years, Mr. Qamheiah has in addition, contributed his expertise along side committee members charged with the drafting of new regulations governing the safety design, construction, refurbishment, commissioning and decommissioning of nuclear power generating stations in Canada. Mr. Qamheiah is 28 years old.

      Each of the new directors has entered into a two year consulting agreement with the Company which may be terminated by either party thereto on 30 days written notice. Pursuant to such agreement, each of the new directors will receive options as compensation thereunder. There are no arrangements or understanding between either of the new directors and any other persons pursuant to which either was selected as a director. Other than with respect to the consulting agreements, since the beginning of the Company's last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company were or will be a party: (i) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company's total assets at year-end for the last three completed fiscal years; and
(ii) in which either Mr. Barth or Mr. Qamheiah had or will have a direct or indirect material interest.

                           SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              URANIUM HUNTER CORPORATION
                               (Registrant)


Dated:     March 21, 2007     By:  /s/ Adam  Cegielski
                              Name:    Adam Cegielski
                              Title:   President and Chief
                                       Executive Officer